EXHIBIT 99



For Immediate Release

Thursday, January 9, 2003               Contact: David G. Ratz,
                                                 Executive Vice President & COO
                                                 (740) 286-3283

Oak Hill Financial Earnings Up 14% in Fourth Quarter 2002

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today reported net earnings from operations for the three months ended December 31, 2002 of $2,727,000, or $.50 per diluted share, which exceeded analysts' consensus estimate of $.49 per share (source: I/B/E/S as reported by nasdaq.com). The fourth quarter 2002 earnings represent an increase of 13.9% over the $2,394,000, or $.45 per diluted share, in operating earnings that the company recorded for the quarter ended December 31, 2001.

For the fiscal year ended December 31, 2002, Oak Hill Financial recorded net earnings from operations of $10,502,000, or $1.93 per diluted share, an increase of 26.5% over the $8,299,000, or $1.57 per diluted share, in operating earnings for fiscal 2001. The 2002 operating earnings exclude a $122,000 pre-tax gain on the sale of a former branch location and pre-tax expenses of $367,000 related to the company's November 30, 2002 merger of its Oak Hill Banks and Towne Bank subsidiaries. Including those items, the company's net income for 2002 was $10,340,000, or $1.90 per diluted share.

Oak Hill Financial's total assets ended 2002 at $833.6 million, an increase of 7.1% over the $778.3 million in assets recorded at December 31, 2001. Net loans at December 31, 2002 were $701.9 million, up 8.6% from December 31, 2001, while deposits increased 8.4% to end the year 2002 at $663.8 million.

While both loans and retail deposits increased during the fourth quarter, total assets decreased 1.2% from September 30 to December 31 as a result of several actions taken by management to enhance the company's future earnings outlook. Specifically, the company shed several investment securities whose total return potential had diminished in the current interest rate environment. On the liability side, management took advantage of opportunities to reduce certain higher-cost borrowings and brokered deposits during the fourth quarter, thereby bolstering the net interest margin.

Reviewing the fourth quarter and the fiscal year 2002, Oak Hill Financial Chairman and CEO John D. Kidd said, "We had ambitious goals for earnings growth this year, and we are extremely pleased with the results. Our operating earnings were up almost 27% this year, and that comes on the heels of a 24% increase in 2001. We asked a lot from our people this year, and at all levels they delivered."

"The key to our earnings growth remains the same - increasing revenues and greater efficiency," Kidd explained. "For the year, net revenues were up 15% as compared to a 9% increase in operating expenses. Our success at controlling expenses is reflected in the fact that our efficiency ratio was under 55% for the year, which was a substantial improvement over the 57% efficiency ratio that we had in 2001. We also became more efficient as the year wore on, with the efficiency ratio in the fourth quarter falling under 52%."

"We were able to resolve some credit issues and end the quarter with improved credit quality. We had previously reported a large non-performing loan, which we were able to workout successfully with a lower-than-anticipated loss. We also took an aggressive approach toward several smaller nonperforming credits, with the result that our charge-offs were up in the fourth quarter. However, charge-offs were still consistent with peer group norms for the year."

Looking forward to 2003, Kidd stated, "We have good momentum in revenues and earnings going into the new year. November was a record month for our mortgage origination function, and December was better than November. Although we continue to experience some loan payoffs due to the low rate environment, our commercial real estate portfolio continues to grow, and our commercial loans have rebounded as well. We've been able to stabilize the net interest margin, and the performance of our insurance services and other fee income product lines continues to be strong. Also, we believe that further improvement in our efficiency is likely, particularly as a result of the merger of Oak Hill Banks and Towne Bank, and we are anticipating a lower level of charge-offs for the year. As a result, at this point we think that 2003 will be another good year for Oak Hill Financial and our shareholders."

Key Issue Review and Outlook

Net Interest Margin - Net interest margin for the fourth quarter was 4.14%, which was an improvement over the third quarter's 4.10%. The margin benefited from the elimination of certain higher-cost borrowings and brokered deposits and a leveling off of asset yields, which had been declining due to the reduction in interest rates over the past two years. Looking forward, management believes that if rates remain stable, the net interest margin in the first quarter of 2003 should remain at or near 4.10%. In a rising rate environment, the net interest margin should increase.

Operating Expenses & Efficiency - The company's non-interest expense was 2.64% of average assets for the fourth quarter of 2002, which compares to 2.71% in the fourth quarter of 2001. Similarly, the company's efficiency ratio for the fourth quarter of 2002 improved to 51.78% as compared to 52.41% for the fourth quarter of 2001. For the full year 2002, the non-interest expense to average assets and efficiency ratios were 2.72% and 54.76%, respectively, versus 2.81% and 57.17% for the year 2001. With a continued focus on controlling operating expenses, management's objective for 2003 is to maintain the ratio of non-interest expense to average assets under 2.65% and the efficiency ratio at or below 52%.

Non-Interest Income - Non-interest income in the fourth quarter was $2,373,000, an increase of 20.4% over the third quarter of 2002 and 47.8% over the fourth quarter of 2001. For the year 2002, non-interest income was up 27.0% over the year 2001. Of the components of non-interest income, gain on the sale of mortgage and SBA loans was extremely strong due to the low interest rate environment. Insurance commissions and revenue from mortgage servicing, brokerage services, and ATMs also posted substantial increases for the year. Management anticipates that a high level of gain on sale of loans will continue through the first quarter, with future quarters dependent on the interest rate environment. For 2003, the company is projecting a moderate increase in non-interest income through growth in SBA loan originations, title insurance, insurance and brokerage commissions, and the introduction of new fee-producing services.

Asset Quality - The company's nonperforming loans/total loans and nonperforming assets/total assets ratios decreased from 1.42% and 1.19%, respectively, at September 30 to 1.03% and .88%, respectively, at December 31. The decline in the nonperforming ratios is largely attributable to the successful workout in December of a single large loan that had gone on nonaccrual status in the third quarter. The resolution involved the sale without foreclosure of the commercial real estate securing the loan at a loss of $180,000 to the company, an amount substantially less than the potential loss previously estimated by management.

The positive impact on the nonperforming loan ratio from the resolution of this credit was partially offset by the inclusion of another, smaller commercial real estate loan on the nonperforming list. Although this loan had been performing as agreed, recent unfavorable action taken by a local governmental authority appears to have negatively impacted the value of the collateral securing the loan. Therefore, management believed it prudent to charge-off a substantial portion of this loan during the fourth quarter. The remaining balance on this credit accounts for 0.13% of the nonperforming loan ratio, and management expects no additional loss.

The largest of the remaining non-performing loans, which the company has discussed in earlier releases, accounts for approximately 0.18% of the nonperforming loan ratio. As previously reported, a charge-off was taken against this loan in the third quarter, and management expects the remaining potential loss to be $100,000 or less. Further, management expects that the potential loss from all other nonperforming loans combined will not exceed $300,000.

Net charge-offs (non-annualized) for the fourth quarter were 0.12% of total loans. This level of charge-offs reflects management's desire to quickly reduce the company's exposure to problem credits. Further, the two charge-offs discussed above accounted for over 70% of the company's net charge-offs for the quarter.

For the full year 2002, net charge-offs were 0.28%, which is above the company's ongoing objective of 0.20% or less. To further protect against potential losses, during the fourth quarter management increased the allowance for loan losses to 1.29% of total loans, as compared to 1.27% at the end of the third quarter and 1.28% at the end of 2001. Management will continue to focus on improving the company's asset quality in 2003.

Overall Strategy - Oak Hill Financial will continue to pursue revenue growth through originating adjustable-rate commercial loans, commercial real estate loans and residential mortgage loans; fixed-rate residential mortgage loans and SBA loans for sale in the secondary market; and consumer loans. Management believes that commercial and commercial real estate loans hold the greatest potential for growth and margin improvement within its bank subsidiaries. Non-interest income growth and diversification of non-interest revenues are also key elements of the company's strategy, and cross-selling additional services to the company's diverse customer base remains a major focus in the pursuit of non-interest income.

Asset/Loan Growth - As mentioned, the company's assets decreased 1.2% from September 30 to December 31 as the company sold numerous investment securities and repaid borrowed funds and brokered deposit. Loans increased 1.0% during the same period as originations remained strong but payoffs continued as customers sought lower rates. The company's objectives for 2003 call for approximately 10% growth in loans and assets. However, management's first priority remains the company's earnings target. Management continues to be willing to accept a lower growth rate to maintain net interest income and an acceptable level of credit quality.

Merger of Subsidiaries - On November 30, 2002, the company completed the previously announced merger of its Oak Hill Banks and Towne Bank subsidiaries. The combined bank, which retained the Oak Hill Banks name, has offices across southern Ohio and in the fast-growing Cincinnati-Dayton and Columbus metropolitan markets. Management expects that the merger will result in $300,000 in cost savings in 2003 and $450,000 in subsequent years.

Estimates - Management estimates that earnings per share from operations for 2003 will be in the range of $2.08 to $2.18. Earnings per share for the first quarter of 2003 are expected to be between $.50 and $.52. Management has developed several possible scenarios under which the 2003 earnings estimate can be achieved and believes it is attainable under low, moderate, and high-growth scenarios.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiaries, Oak Hill Banks and Action Finance Company, operate 24 full-service banking offices, five bank loan production offices, and six consumer finance offices in 15 counties across southern and central Ohio. A third subsidiary, Oak Hill Financial Insurance Agency, provides group health plans and other insurance services to over 350 business and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.


Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

                            Oak Hill Financial, Inc.
                          January 9, 2003 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                               For the                    At or for the
                                                                three months ended December 31,    twelve months ended December 31,
                                                                   2002               2001            2002                2001
                                                                         (unaudited)                        (unaudited)

SUMMARY  OF  FINANCIAL  CONDITION
Total assets                                                                                      $833,629            $778,332
Interest bearing deposits
    and federal funds sold                                                                           5,699              11,929
Investment securities                                                                               83,789              78,981
Loans receivable -- net                                                                            701,944             646,081
Deposits                                                                                           663,813             612,204
Federal Home Loan Bank
    advances and other borrowings                                                                   99,358             104,860
Stockholders' equity                                                                                66,881              56,349


SUMMARY  OF  OPERATIONS(1)(2)

Interest income                                                  14,287             14,713          57,222              59,704
Interest expense                                                  5,911              6,813          24,723              30,777
                                                                 ------             ------         -------             -------
    Net interest income                                           8,376              7,900          32,499              28,927

Provision for loan losses                                         1,105                972           2,757               2,591
                                                                 ------             ------         -------             -------

    Net interest income after
    provision for loan losses                                     7,271              6,928          29,742              26,336

Gain on sale of loans                                               954                489           2,358               1,385
Insurance commissions                                               669                544           2,457               2,203
Other non-interest income                                           750                573           3,176               2,702
Non-interest expense                                              5,618              5,123          22,297              20,412
                                                                 ------             ------         -------             -------

    Earnings before federal income taxes                          4,026              3,411          15,436              12,214

Federal income taxes                                              1,299              1,017           4,934               3,915
                                                                 ------             ------         -------             -------

Net earnings                                                    $ 2,727            $ 2,394        $ 10,502            $  8,299
                                                                 ======             ======         =======             =======

                            Oak Hill Financial, Inc.
                          January 9, 2003 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                           For the                        At or for the
                                                                three months ended December 31,   twelve months ended December 31,
                                                                   2002               2001            2002                2001
                                                                         (unaudited)                        (unaudited)
PER SHARE  INFORMATION
Basic earnings per share (3)                                     $ 0.47             $ 0.45          $ 1.94              $ 1.66
                                                                  =====              =====           =====               =====
Diluted earnings per share (4)                                   $ 0.46             $ 0.45          $ 1.90              $ 1.65
                                                                  =====              =====           =====               =====
Dividends per share (3)                                          $ 0.13             $ 0.12          $ 0.49              $ 0.44
                                                                  =====              =====           =====               =====
Book value per share                                                                                $12.46              $10.70
                                                                                                     =====               =====

SELECTED PERFORMANCE RATIOS FROM CONTINUING OPERATIONS(1)(2)(5)

Basic earnings per share (3)                                     $ 0.51             $ 0.45          $ 1.97              $ 1.58
                                                                  =====              =====           =====               =====
Diluted earnings per share (4)                                   $ 0.50             $ 0.45          $ 1.93              $ 1.57
                                                                  =====              =====           =====               =====
Return on average assets                                           1.28%              1.27%           1.28%               1.14%
Return on average equity                                          16.44%             16.82%          17.03%              15.65%
Non-interest expense to average assets                             2.64%              2.71%           2.72%               2.81%
Dividend payout ratio                                             25.58%             26.40%          24.86%              27.97%
Efficiency ratio                                                  51.78%             52.41%          54.76%              57.17%

OTHER  STATISTICAL  AND  OPERATING  DATA(5)

Net interest margin (fully-taxable equivalent)                     4.14%              4.37%           4.18%               4.17%
Total allowance for loan losses
    to nonperforming loans                                                                          125.29%             159.99%
Total allowance for loan losses
    to total loans                                                                                    1.29%               1.28%
Nonperforming loans to total loans                                                                    1.03%               0.80%
Nonperforming assets to total assets                                                                  0.88%               0.87%
Net charge-offs to average loans (actual for the period)           0.12%              0.09%           0.28%               0.23%
Net charge-offs to average loans (annualized)                      0.50%              0.37%           0.28%               0.23%
Equity to assets at period end                                                                        8.02%               7.24%


(1) Does not include $31,000 and $259,000, pre-tax, merger-related charges for the three and twelve months ended December 31, 2001, and a $900,000 gain on the sale of the Towne Bank Amelia branch for the twelve months ended December 31, 2001.

(2) Does not include a $122,000, pre-tax gain on sale of a former branch location for the twelve months ended December 31, 2002, and $341,000 and $367,000, pre-tax, merger-related charges for the three and twelve months ended December 31, 2002.

(3)  Based on 5,357,838,  5,317,313,  5,262,740  and 5,243,952  weighted-average shares outstanding for the three and twelve months ended December 31, 2002 and 2001, respectively.

(4)  Based on 5,492,513,  5,438,598,  5,309,854  and 5,285,954  weighted-average shares outstanding for the three and twelve months ended December 31, 2002 and 2001, respectively.

(5)  Annualized where appropriate.

                            Oak Hill Financial, Inc.
                          January 9, 2003 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                           For the                         At or for the
                                                                three months ended December 31,   twelve months ended December 31,
                                                                   2002               2001            2002                2001
                                                                         (unaudited)                         (unaudited)
SUPPLEMENTAL DETAIL

BALANCE SHEET - ASSETS

Cash and cash equivalents                                                                           24,658              30,566
Trading account securities                                                                               -                   -
Securities available for sale                                                                       81,214              75,574
Held to maturity securities                                                                          2,575               3,407
Other securities                                                                                     5,764               5,356
Total securities                                                                                    89,553              84,337
Total cash and securities                                                                          114,211             114,903
Loans and leases held for investment (1)                                                           708,043             651,658
Loans and leases held for sale (1)                                                                   1,245               1,637
Total loans and leases (1)                                                                         709,288             653,295
Reserve for losses on loans                                                                          9,141               8,345
Goodwill                                                                                               413                 216
Other intangibles                                                                                        -                   -
Total intangible assets                                                                                413                 216
Mortgage servicing rights                                                                            1,797               1,131
Purchased credit card relationships                                                                      -                   -
Other real estate owned                                                                                  -               1,587
Other assets                                                                                        17,061              15,545
Total assets                                                                                       833,629             778,332

BALANCE SHEET - LIABILITIES

Deposits                                                                                           663,813             612,204
Borrowings                                                                                          94,358              99,860
Other liabilities                                                                                    3,569               4,919
Total liabilities                                                                                  761,740             716,983
Redeemable preferred stock                                                                               -                   -
Trust preferred securities                                                                           5,000               5,000
Minority interest                                                                                        8                   -
Other mezzanine level items                                                                              -                   -
Total mezzanine level items                                                                          5,008               5,000
Total liabilities and mezzanine                                                                    766,748             721,983


(1)  Data is net of discount, gross of reserve.

                            Oak Hill Financial, Inc.
                          January 9, 2003 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                           For the                        At or for the
                                                                three months ended December 31,   twelve months ended December 31,
                                                                   2002               2001            2002                2001
                                                                         (unaudited)                        (unaudited)

SUPPLEMENTAL DETAIL (CONTINUED)

BALANCE SHEET - EQUITY

Preferred equity                                                                                         -                   -
Common equity                                                                                       66,881              56,349
MEMO ITEM: Net unrealized gain (loss) on
     securities held for sale (FASB 115 adjustment)                                                  1,206                 (61)
EOP shares outstanding (1)                                                                       5,369,208           5,267,295
Options outstanding                                                                                722,842             825,526
Treasury shares held by company                                                                    225,020             326,933


Repurchase plan announced?                                           No                 No              No                  No
# of shares to be repurchased in plan                               N/A                N/A             N/A             320,000
# of shares repurchased during period                               N/A                N/A             N/A              73,050
Average price of repurchased shares                                 N/A                N/A             N/A              $14.11

INCOME STATEMENT

Interest income                                                  14,287             14,713          57,222              59,704
Interest expense                                                  5,911              6,813          24,723              30,777
Net interest income                                               8,376              7,900          32,499              28,927
Net interest income (fully taxable equivalent)                    8,508              8,133          33,055              29,380
Provision for loan losses                                         1,105                972           2,757               2,591
Nonrecurring income
  Gain on sale of former branch location                              -                  -             122                 900
Nonrecurring expense
  Merger-related expenses                                           341                 31             367                 259
Trading account income                                                -                  -               -                   -
Foreign exchange income                                               -                  -               -                   -
Trust revenue                                                         -                  -               -                   -
Insurance commissions                                               669                544           2,457               2,203
Service charges on deposits                                         459                509           1,734               1,979
Gain on sale of loans                                               954                489           2,358               1,385
Gain (loss) on investment securities transactions                    14                (11)            315                  31
Other noninterest income                                            277                 75           1,127                 692
Total noninterest income                                          2,373              1,606           7,991               6,290


(1)  Excludes treasury shares.

                            Oak Hill Financial, Inc.
                          January 9, 2003 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                           For the                          At or for the
                                                                three months ended December 31,   twelve months ended December 31,
                                                                   2002               2001            2002                2001
                                                                         (unaudited)                        (unaudited)

SUPPLEMENTAL DETAIL (CONTINUED)

INCOME STATEMENT (CONTINUED)

Employee compensation and benefits expense                        3,330              2,610          13,123              11,744
Occupancy and equipment expense                                     644                534           2,433               2,089
Foreclosed property expense                                           -                  -               -                   -
Amortization of intangibles                                           -                  9               -                  34
Other general, administrative and other expense                   1,644              1,970           6,741               6,545
Total noninterest expense                                         5,618              5,123          22,297              20,412
Net income before taxes                                           3,685              3,380          15,191              12,855
Tax provision                                                     1,183              1,007           4,851               4,133
Net income before extraordinary items                             2,502              2,373          10,340               8,722
Extraordinary and after-tax items                                     -                  -               -                   -
Net income                                                        2,502              2,373          10,340               8,722

CHARGEOFFS

Loan chargeoffs                                                   1,149                694           2,563               1,826
Recoveries on loans                                                 266                102             602                 383
Net loan chargeoffs                                                 883                592           1,961               1,443

AVERAGE BALANCE SHEET

Average loans and leases                                        707,487            636,103         690,545             623,486
Average other earning assets                                    108,556             92,486         100,308              81,635
Average total earning assets                                    816,043            728,589         790,853             705,121
Average total assets                                            844,216            750,272         818,312             725,645
Average total time deposits                                     422,737            377,616         409,657             376,834
Average other interest-bearing deposits                         184,984            163,608         183,198             155,405
Average total interest-bearing deposits                         607,721            541,224         592,855             532,239
Average borrowings                                              105,716             94,157         101,818              87,151
Average interest-bearing liabilities                            713,437            635,381         694,673             619,390
Average preferred equity                                              -                  -               -                   -
Average common equity                                            65,802             56,488          61,677              53,033

                            Oak Hill Financial, Inc.
                          January 9, 2003 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                           For the                         At or for the
                                                                three months ended December 31,   twelve months ended December 31,
                                                                   2002               2001            2002                2001
                                                                         (unaudited)                        (unaudited)

SUPPLEMENTAL DETAIL (CONTINUED)

ASSET QUALITY AND OTHER DATA

Nonaccrual loans                                                                                     6,029               3,692
Renegotiated loans                                                                                       -                   -
Other real estate owned                                                                                  -               1,587
Total nonperforming assets                                                                           6,029               5,279
Loans 90+ days past due and still accruing                                                           1,267               1,524
NPAs plus loans over 90 days delinquent                                                              7,296               6,803

ADDITIONAL DATA

1-4 Family mortgage loans serviced for others                                                      187,038             143,357
Proprietary mutual fund balances                                                                         -                   -
Held to maturity securities (fair value)                                                             2,522               3,343
EOP employees (full-time equivalent)                                                                   323                 307
Total number of full-service banking offices                                                            24                  23
Total number of bank and thrift subsidiaries                                                             1                   2
Total number of ATMs                                                                                    27                  27

LOANS RECEIVABLE

Real estate                                                                                        243,697             239,239
Commercial real estate                                                                             261,632             217,964
Commercial and other                                                                               130,163             117,419
Consumer                                                                                            73,720              78,883
Credit cards                                                                                         1,694               1,664
                                                                                                   -------             -------
     Loans - gross                                                                                 710,906             655,169
Unearned interest                                                                                   (1,618)             (1,874)
                                                                                                   -------             -------
     Loans - net of unearned interest                                                              709,288             653,295
Reserve for loan losses                                                                             (9,141)             (8,345)
                                                                                                   -------             -------
     Loans - net(1)                                                                                700,147             644,950
                                                                                                   =======             =======

(1)  Does not include mortgage servicing assets.

                            Oak Hill Financial, Inc.
                          January 9, 2003 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                           For the                        At or for the
                                                                three months ended December 31,   nine months ended December 31,
                                                                   2002               2001            2002                2001
                                                                         (unaudited)                        (unaudited)
SUPPLEMENTAL DETAIL (CONTINUED)

DEPOSITS

Non-interest bearing                                                                                61,846              60,840
Core interest bearing                                                                              494,616             440,339
Non-core interest bearing                                                                          107,351             111,025
                                                                                                   -------             -------
     Total deposits                                                                                663,813             612,204
                                                                                                   =======             =======


Fully-taxable equivalent yield/average earning assets             7.01%               8.08%           7.31%              8.53%
Cost/average earning assets                                       2.87%               3.71%           3.13%              4.36%

     Net interest margin                                          4.14%               4.37%           4.18%              4.17%